THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH "****" AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION."

                                                                    EXHIBIT 4.24

                     WILLOW CREEK MARKETING AGENCY AGREEMENT

Made on                                           2004


--------------------------------------------------------------------------------


BETWEEN FALLS MOUNTAIN COAL INC. of Suite 501-535 Thurlow St Vancouver, B.C. Canada
                                                                         ('FMC')

AND
            PINE VALLEY MINING CORPORATION of Suite 501-535 Thurlow St Vancouver, B.C. Canada
                                                                 ('PINE VALLEY')

AND
            MARUBENI CORPORATION of 4-2, Ohtemachi 1-Chome, Chiyoda-Ku, Tokyo, Japan
                                                                          ('MC')


BACKGROUND

A. Pursuant to rights it holds under coal licenses and leases issued pursuant to the Coal Act (British Columbia) and a permit issued pursuant to the Mines Act (British Columbia), FMC has the right to mine Coal (as defined below) in a mine located near Chetwynd, B.C. Canada ('WILLOW CREEK MINE'), and intends to commence commercial production at the Willow Creek Mine in June 2004.

B. FMC has agreed to appoint MC as its exclusive agent for sales of Coal in Japan, Korea and Taiwan on the terms and conditions contained in this Agreement.

C.    FMC is a wholly-owned subsidiary of Pine Valley.

OPERATIVE PROVISIONS

1.    DEFINITIONS

      In this Agreement, except to the extent the context otherwise requires:

      'AGREEMENT' means this Willow Creek Marketing Agency Agreement;

      'BUSINESS DAY' means a day other than a Saturday, Sunday or a public holiday on which banks are open for business in B.C., Canada and Japan;

      'COAL' means Willow Creek PCI and Coking coal produced from the Willow Creek Mine;

      'CONTRACT OF SALE' means a contract for sale of Coal to end-users;

      'PARTY' means a party to this Agreement and 'PARTIES' has a corresponding meaning;

      'RELATED CORPORATION' means an affiliated body corporate as defined in the Canada Business Corporations Act;

      'TERM' means the term of this Agreement, which will start on the date of this Agreement and end on the date specified in section 2.3, unless otherwise agreed in writing by the Parties; and

      'YEAR' means a period of 12 consecutive months starting from 1 April.


2.    APPOINTMENT OF MC AS AGENT FOR FMC

2.1 Subject to section 2.3, FMC appoints MC as its exclusive agent to be responsible for the promotion, marketing and sale from time to time of Coal during the Term to the end-users in Japan, Korea and Taiwan. All actions to be taken by MC on account of FMC pursuant to this Agreement will be taken and, will be disclosed by MC to FMC as agent for FMC. It is both Parties' intention that FMC will not directly communicate with the end-users without the attendance of MC, but if such communications occur ,regardless of the intention of FMC, then FMC will disclose the content of such communications to MC. If end-users in the Japan, Korea or Taiwan request that FMC participate in direct communications concerning the sale of Coal without the participation of MC, then FMC will inform such end-users of the existence of the agency relationship arising under this Agreement and will direct the end-user to an authorized representative of MC. MC will have the right to appoint sub-agents to assist in the performance of its obligations under this Agreement, provided that:

      (a) prior to their appointment, any and all such sub-agents must be accepted as sub-agents by FMC, such acceptance not to be unreasonably withheld;

      (b) MC will be fully responsible for and liable to FMC for the conduct of such sub-agents; and

      (c) MC will be liable for any and all compensation and reimbursement of expenses payable to such sub-agents, and FMC will not be liable for any such obligations to the sub-agents.

2.2 MC may introduce the Coal to potential end-users from countries outside of Japan, Korea or Taiwan and FMC will consider granting agency rights to MC in connection with sales of Coal to those end-users on case by case basis at FMC's sole discretion.

2.3 The appointment of MC as FMC's agent will terminate upon the first to occur of:

      (a) the aggregate production of export saleable Coal reaching to 15,000,000 tonnes;

      (b) the voluntary resignation of MC as FMC's agent, which resignation will be effected by MC giving FMC not less than 30 days' prior written notice of MC's intent to resign; and

      (c) MC becoming insolvent or making a general assignment for the benefit of its creditors, or an order being made or effective resolutions being passed for the winding-up of MC or MC being declared bankrupt or a custodian or receiver being appointed for MC under any bankruptcy legislation, or a compromise or arrangement being proposed by MC to its creditors or any class of its creditors, or a receiver or other officer with like powers being appointed for MC.

2.4 Notwithstanding section 2.3 hereof, if, in FMC's opinion, MC's performance under this Agreement has been satisfactory, then FMC will consider extending the term of MC's agency.

2.5 MC acknowledges and agrees that FMC has entered or may enter into marketing agency and coal sales agreements with other companies for the sale of Coal to customers other than end-users in Japan, Korea and Taiwan.

2.6 FMC acknowledges and agrees that, subject to the limitations expressed below, MC may market Coal to any potential end-users, including but not limited to end-users in Japan Korea and Taiwan. In the case of end-users outside of Japan, Korea or Taiwan, MC will first provide written notice to FMC of the specific end-user MC would like to contact and will not undertake any marketing to that potential end-user until FMC, in its sole discretion, has granted permission for MC to initiate such marketing. In addition, and notwithstanding the foregoing, if FMC notifies MC that FMC has entered into an exclusive agency relationship with a third-party to represent FMC in marketing the Coal to end-users in a specific market area outside of Japan, Korea and Taiwan, then, except to the extent then-previously authorized in writing by FMC, MC will then immediately cease any actions in connection with marketing the Coal to any and all end-users in such specific market area.


3.    MARKETING ACTIVITIES

3.1 FMC will make reasonable commercial efforts to assist MC as MC may reasonably require in the performance of the MC's marketing activities, including providing MC with such information concerning the Coal and the mining operations of FMC that MC may reasonably require in order for MC to effectively market the Coal in accordance with the terms of this Agreement.

3.2 MC will manage and conduct all marketing activities, including the identification of potential end-users of the Coal, the introduction of the Coal to end-users, the development of market intelligence, assistance on contractual negotiations and maintenance of contract relationships, in accordance with the instructions of FMC, and will keep FMC fully informed of all such activities.

3.3 MC's activities under this Agreement will be conducted with the skill, diligence and care normally exercised by qualified persons in the performance of comparable work in accordance with accepted industry standards and practices.

3.4 MC will supply to FMC at least yearly, and more frequently if requested by FMC, documented programs developed by MC for the marketing activities regarding the Coal.

3.5 MC will supply to FMC at least quarterly, and more frequently if requested by FMC:

      (a)   progress reports summarizing MC's marketing activities; and

      (b) details of the marketing activities planned by MC for the next quarter period.

3.6 MC will keep and maintain accurate, correct and up-to-date records in a manner that fully and fairly explains all of its marketing activities and transactions carried on or effected in respect of or pursuant to this Agreement.

3.7 It is the intent of both MC and FMC to sell the majority of Coal into Japan, Korea and Taiwan, and MC will make reasonable commercial efforts to maximize sales of the Coal in Japan, Korea and Taiwan.

3.8 Notwithstanding the other provisions of this Agreement, FMC will retain absolute discretion as to whether it sells any coal into Japan, Korea and Taiwan and on what terms.


4.    COMMISSION ARRANGEMENTS

4.1 FMC will pay to MC the following commission based on the FOBT sales price per tonne (exclusive of GST) during the Term.

                        CONFIDENTIAL TREATMENT REQUESTED

      (a) a commission of ******% will be payable in respect of any Coal sold to purchasers of Coal in Japan, Taiwan or Korea, and to other purchasers of Coal approved by FMC, and also in respect of Coal purchased by MC and shipped to or to the order of the purchaser up to an aggregate amount of ******** tonnes in each Year;

      (b) a commission of ***** % will be payable in respect of any Coal sold to purchasers of Coal in Japan, Taiwan or Korea, and to other purchasers of Coal approved by FMC, and also in respect of Coal purchased by MC and shipped to or to the order of the purchaser from ******* tonnes up to an aggregate of ******* tonnes in each Year; and,

      (c) a commission of *****% will be payable in respect of any Coal sold to purchasers of Coal in Japan, Taiwan or Korea, and to other purchasers of Coal approved by FMC, and also in respect of Coal purchased by MC and shipped to or to the order of the purchaser in excess of ******** tonnes in each Year.

4.2 MC will invoice FMC for the commissions described in Section 4.1 within 7 Business Days of the shipping documents being released and the commission will be payable within 14 Business Days following receipt of such an invoice.

4.3 MC will also be reimbursed from time to time for certain reasonable out-of-pocket costs incurred by MC in connection with negotiating, visiting and coordinating activities, including entertainment, with respect to the marketing of the Coal to end-users, provided that, in each case, the nature and amount of such costs have been approved in advance and in writing by FMC. Except as otherwise provided for in this section, MC will bear all of its costs arising in connection with its activities in connection with or pursuant to this Agreement. For greater certainty and without limiting the foregoing, the Parties acknowledge that MC will be generally responsible for those of its out-of-pocket costs that are of the kind customarily associated with the marketing activities required to fulfil its duties under this Agreement, including routine travel, accommodation, meal and entertainment expenses.


5.    CONFIDENTIALITY

5.1 Each Party will use reasonable commercial efforts to preserve and protect any confidential information concerning the business or affairs of the other party (the "Disclosing Party") which may be disclosed to the receiving party (the "Receiving Party") by the directors, officers, employees, agents or other representatives of the Disclosing Party either prior to or during the term of this Agreement ("Confidential Information"). Without restricting the generality of the foregoing, the Receiving Party will not:

      (a) disclose any Confidential Information to third parties without prior written consent of the Disclosing Party, except that such consent will not be required where the information is disclosed:

            (i) to the employees, officers, accountants, legal advisers, Related Corporations, or agents of the Receiving Party or such other persons as the directors of the

                  Receiving Party may designate provided that, the Disclosing Party first takes reasonable steps to ensure that, in the case of disclosure to employees, officers, Related Corporations, or agents of the Receiving Party, the Receiving Party first ensures that such persons are made subject to binding confidentiality agreements requiring them to comply with the restrictions in this Agreement concerning the use and disclosure of Confidential Information; or

            (ii) pursuant to any law, statute, regulation, ordinance or administrative, regulatory, judicial order, or stock exchange policy, provided that, prior to such disclosure the Receiving Party gives notice of the proposed disclosure, the entity to which the information will be disclosed, and the circumstances relating to the same to the Disclosing Party; or

      (b) use any Confidential Information for its own purpose or benefit or to the detriment or intended or probable detriment of the Disclosing Party.

The foregoing covenants will not apply to any information which:

      (c) through no act or omission of the Receiving Party is or becomes generally known or part of the public domain; or

      (d) is lawfully furnished to the Receiving Party by a third party without breach of any existing or future restriction on disclosure owed to the Disclosing Party.

5.2 The Parties acknowledge that, without prejudice to any and all rights of either Party, an injunction may be the only effective remedy to protect a breach of the provisions of section 5.1 above.

5.3 The Parties will make reasonable commercial efforts to limit the amount of Confidential Information that is disclosed to other persons under section 5.1(a) to the extent reasonably required to accomplish the desired purpose.

5.4 The Parties will make reasonable commercial efforts to agree on the wording of all public announcements and statements including statements to their shareholders, whether contained in an annual report or made at a general meeting or otherwise, relative to the subject matter of this Agreement including details of Coal sales agreements.


6.    ASSIGNMENT

6.1 Except in the case of an assignment to a Related Corporation of MC, MC will not assign or transfer all or any of its rights or obligations under this Agreement without the prior written approval of FMC, which consent will not be unreasonably withheld.

6.2 FMC will not assign or transfer all or any of its rights or obligations under this Agreement without the prior written approval of MC, which consent will not be unreasonably withheld.. If FMC sells over 50% of its right, title and interest to the Willow Creek Mine, or if a third party purchases all outstanding shares of FMC, then FMC will ensure that it is a condition of such sale that this Agreement will remain good standing and in full force with respect to sales of the Coal, regardless of the then-current legal and beneficial owners of the Willow Creek Mine.


7.    COSTS OF AGREEMENT

      The Parties will each bear their own legal costs in relation to the negotiation, preparation, execution and completion of this Agreement, but any and all stamp duty assessed by and payable to Canadian tax authorities in relation to this Agreement will be paid by FMC.


8.    NO WAIVER

8.1 The failure of a Party at any time to require full or partial performance of any provision of this Agreement does not affect in any way the full right of that Party to require that performance subsequently.

8.2 The waiver by any Party of a breach of a provision of this Agreement is not deemed a waiver of all or part of that provision or of any other provision or of the right of that Party to avail itself of its rights subsequently.

8.3 Any waiver of a breach of this Agreement will be in writing signed by the Party granting the waiver, and is effective only to the extent specifically set out in that waiver.

8.4   All remedies afforded to the parties under this Agreement are cumulative.


9.    ENTIRE AGREEMENT

9.1 This Agreement constitutes the entire agreement of the parties as to its subject matter and supersedes and cancels all prior arrangements, understandings and negotiations in connection with the same.


10.   FURTHER ASSURANCES

      Each Party will do all things and execute all further documents necessary to give full effect to this Agreement and refrain from doing anything that might hinder the performance of this Agreement.

11.   NOTICE

      A notice required or authorized to be given or served upon a Party pursuant to this Agreement will be in writing in the English language and may be given or served by facsimile, prepaid post or hand to that Party at its address or facsimile number appearing in Schedule 1 or such other address or facsimile number as the Party may have notified in writing to the other Party or Parties, from time to time.

11.1 In the absence of proof to the contrary a notice will be deemed to have been given or served on the Party to whom it was sent:

      (a) in the case of hand delivery, upon delivery during Business Hours of the recipient;

      (b) in the case of pre-paid post, 2 Business Days after the date of dispatch; and

      (c)   in the case of facsimile transmission:

            (i) at the time of dispatch if that dispatch is during Business Hours; or

            (ii) at 9.00 a.m. at the location of intended recipient on the next Business Day following the day of dispatch, if the dispatch is outside Business Hours.

11.2  A notice given or served under this Agreement is sufficient if:

      (a) in the case of a corporation, it is signed by a director or secretary of that corporation; and

      (b)   in the case of an individual, it is signed by that individual.

11.3 The provisions of this section are in addition to any other mode of service permitted by law.

11.4 In this section 'NOTICE' includes a demand, request, consent, approval, offer and any other instrument or communication made, required or authorized to be given under or pursuant to a provision of this Agreement.

11.5 In this section 'BUSINESS HOURS' means from 9.00 a.m. to 5.00 p.m. on a Business Day in the geographic location of the intended recipient.


12.   GOVERNING LAW AND JURISDICTION

12.1  This Agreement is governed by the laws of British Columbia, Canada.

12.2 Each party irrevocably submits to the non-exclusive jurisdiction of the courts of British Columbia, Canada.

12.3 All disputes between the parties arising out of this Agreement which cannot be settled by them will be referred to a single arbitrator under the Commercial Arbitration Act then in effect in British Columbia whose decision thereon will be final, binding and conclusive. All arbitration proceedings will be conducted, unless the Parties otherwise agree, in Vancouver, British Columbia. Any matter, issue or dispute referred to arbitration will be dealt with on an expeditious basis with the parties using all commercially reasonable efforts to obtain and implement a timely decision of the arbitrator.


13.   AMENDMENTS IN WRITING

      No amendment to this Agreement has any force unless it is in writing and signed by the all of the Parties to this Agreement.


14.   GUARANTEE AND INDEMNITY OF PINE VALLEY

14.1 MC is willing to proceed with this Agreement and the transactions contemplated hereby only with the participation of Pine Valley as set forth in this Section 14. In consideration of the payment of $20 and other good and valuable consideration paid and given by MC to Pine Valley (the receipt and sufficiency of which are hereby acknowledged), Pine Valley hereby guarantees the performance by FMC of the respective covenants, agreements and obligations of FMC under this Agreement and guarantees payment by FMC to MC of any and all loss, damage, expense, liability, claim or demand suffered or incurred by MC arising out of any breach of any covenant, agreement, representation or warranty of this Agreement by FMC or any misrepresentation on the part of FMC.

14.2 Pine Valley acknowledges and agrees that none of the following will release Pine Valley of any of its obligations under this Section 14:

      (a) any modification, amendment or change to the rights or obligations of FMC under this Agreement in any manner whatsoever, regardless of the magnitude or materiality of such change and regardless of whether Pine Valley has consented to or approved such change;

      (b) the granting of any time, renewals, extensions, or indulgences to FMC with respect to its obligations under this Agreement;

      (c) the taking of any securities (which word as herein used includes other guarantees) for the performance by FMC of its obligations under this Agreement; abstaining from taking or perfecting such securities; accepting compositions from, exchanging, enforcing, waiving or releasing any such securities; or otherwise dealing with such securities as MC may see fit, and, MC may apply all monies at any time received from such securities or FMC or others to such part of the liabilities of FMC as MC deems best and change such application in whole or in part from time to time as MC sees fit;

            and Pine Valley further waives presentment, demand, protest and all notices and any right to require MC to proceed against FMC or to proceed against or exhaust any security or pursue any other remedy available to MC as a condition to enforcement of Pine Valley's obligations under this Agreement.

14.3 Pine Valley will indemnify and save harmless MC from and against all suits, claims, demands, liabilities, losses and expenses which MC may suffer, incur or sustain resulting or arising from any non-fulfilment of any covenant or agreement or any breach of or incorrectness in any representation or warranty by or of Pine Valley or FMC contained in this Agreement.


15.   INTERPRETATION

      In this Agreement, except to the extent the context otherwise requires:

      (a) the singular includes the plural and vice versa and a gender includes other genders;

      (b) a reference to a party to this Agreement or any other document or Agreement includes its successors and permitted assigns;

      (c) a reference to an item in a recital, section, schedule, annexure or appendix is a reference to a recital , section of or schedule, annexure or appendix to this Agreement and references to this Agreement include its schedules and any annexures;

      (d) where a word or phrase is given a particular meaning, other parts of speech or grammatical forms of that word or phrase have corresponding meanings;

      (e) a reference to a document or Agreement including this Agreement includes a reference to that document or Agreement as amended, novated, supplemented, varied or replaced from time to time;

      (f) in the interpretation of this Agreement, headings are to be disregarded;

      (g) where a party comprises 2 or more persons, an Agreement or obligation to be performed or observed by that party binds those persons jointly and severally and a reference to that party includes a reference to any one or more of those persons; and

      (h) references to '$C', 'dollar', '$' and to any amount not otherwise designated is to be construed as a reference to Canadian currency.

                                   SCHEDULE 1
                               Notice Particulars

================================================================================

Pine Valley Mining Corporation               Marubeni Corporation
Suite 501-535 Thurlow St,                    4-2, Ohtemachi 1-Chome
Vancouver, B.C.                              Chiyoda-Ku
Canada V6E 3L2                               Tokyo Japan
Fax: 1-604-682-4698                          Fax: 81-3-3282-9539
Attention: Graham Mackenzie                  Attention: Hisao Azuma

                                             Marubeni Canada Ltd. Calgary Office
                                             Suite 3060, Bow Valley Square 2
                                             205-5th Avenue, South West
                                             Calgary, Alberta
                                             Canada T2P 2V7
                                             Fax: 1-403-263-8100
                                             Attention: Junji Morinaga

--------------------------------------------------------------------------------

EXECUTED as an Agreement in British Columbia, Canada

SIGNED for and on behalf of
FALLS MOUNTAIN COAL INC.
in the presence of:


---------------------------                         ----------------------------
Signature of witness                                Authorized Signing Officer


---------------------------                         ----------------------------
Full name of witness                                Full name of Signing Officer



SIGNED for and on behalf of
PINE VALLEY MINING CORPORATION
in the presence of:


---------------------------                         ----------------------------
Signature of witness                                Authorized Signing Officer


---------------------------                         ----------------------------
Full name of witness                                Full name of Signing Officer



SIGNED for and on behalf of
MARUBENI CORPORATION
in the presence of:


---------------------------                         ----------------------------
Signature of witness                                Authorized Signing Officer


---------------------------                         ----------------------------
Full name of witness                                Full name of Signing Officer